Exhibit 10.9

PAR PETROLEUM CORPORATION

NAV UNITS PLAN AWARD

Dear                     :

Effective as of                     (the “Grant Date”) you are awarded an Award of Units under Par Petroleum Corporation NAV Units Plan (the “Plan”). This Award is subject to the terms and conditions set forth in the Plan (a copy of which is attached to this Award), any rules and regulations adopted by the Committee, and any additional terms and conditions set forth in this Award. Unless otherwise defined herein, all terms used in this Award have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Award, the terms of the Plan will prevail.

1.	Amount of Award and Determinations.

(a)	This Award is for Units under the Plan.

(b)	The Committee shall have the exclusive authority to make all determinations hereunder and to administer the Plan and this Award. The Committee shall have the authority to make any amendments to this Award and the Plan to comply with Code Section 409A as it shall determine in its sole discretion without your consent even if such amendment has an adverse effect on this Award. The Committee’s determinations hereunder shall be final, conclusive and binding upon you.

2.	Vesting.

The Units granted under this Award shall become vested in accordance with Section 6 of the Plan.

3.	Base Amount.

The Base Amount per Unit awarded under this Award is $        .

4.	Payment Date.

The Units will be paid in accordance with Section 7 of the Plan.

5.	Withholding.

This Award and the Plan and any payments made to you hereunder shall also be subject to all applicable federal, state, local, domestic and foreign, laws including, without limitation, taxes and withholding requirements for taxes.

6.	Noncompetition/Confidentiality Agreement.

If the Participant violates any noncompetition or confidentiality agreement between the Participant and the Company or a Company Affiliate, or their successor(s) no amounts will be payable and all Units will be forfeited.

PAR PETROLEUM CORPORATION

By:
Name:
Title: